EXHIBIT 10.2

dELiA*s, Inc.

Employment Agreement for Tracy Gardner

dELiA*s, Inc.

Employment Agreement for Tracy Gardner

EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 1st day of May, 2013 by and between dELiA*s, Inc., a Delaware corporation (the “Company”), and Tracy Gardner (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Executive pursuant to an agreement embodying the terms of such employment (this “Agreement”) and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions.

(a)	“Amended and Restated 2005 Stock Incentive Plan” shall have the meaning set forth in Section 6 below.

(b)	“Base Salary” shall have the meaning set forth in Section 4 below.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Cause” shall have the meaning set forth in Section 10(b) below.

(e)	“Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i) Any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, any subsidiary of the Company, the Executive, or any of their respective Affiliates (as defined in the Exchange Act) (each, an “Affiliated Entity”), becomes the “beneficial owner”(as that term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors;

(ii) any one of the following occurs: (A) any merger or consolidation of the Company with or into another entity (other than an Affiliated Entity), except a merger or consolidation (x) in which persons who were stockholders of the Company immediately prior to the merger or consolidation own, immediately thereafter, directly or indirectly, more than 50% of the combined voting power ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors of the continuing or surviving entity or (y) in which the directors of the Company immediately prior to such merger or consolidation would, immediately thereafter, constitute at least a majority of the directors of the continuing or surviving entity; (B) any sale, exchange, lease, transfer or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any person or group other than an Affiliated Entity; or (C) any complete liquidation or dissolution of the Company; or

(iii) individuals who, during any period of 12 consecutive months, are members of the Board of Directors of the Company at the beginning of such period (the “Existing Directors”), cease, for any reason, to constitute a majority of the number of directors of the Company as determined in the manner prescribed in the Company’s Certificate of Incorporation and Bylaws; provided, however, that if the election or nomination for election of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director.

(f)	“Confidential Information” shall have the meaning set forth in Section 11 below.

(g)	“Constructive Termination Without Cause” shall have the meaning set forth in Section 10(c) below.

(h)	“Effective Date” shall have the meaning set forth in Section 2 below.

(i)	“MIP” shall have the meaning set forth in Section 5 below.

(j)	“Restriction Period” shall have the meaning set forth in Section 12 below.

(k)	“Severance Period” shall have the meaning set forth in Section 10(c)(ii) below.

(l)	“Subsidiary” shall have the meaning set forth in Section 11 below.

(m)	“Term of Employment” shall have the meaning set forth in Section 2 below.

(n)	“Termination Without Cause” shall have the meaning set forth in Section 10(c) below.

2.	Term of Employment.

The term of the Executive’s employment under this Agreement shall commence on May 1, 2013 (the “Effective Date”) and end on the third anniversary of such date, unless Executive’s employment ceases earlier pursuant to the terms of this Agreement (the “Term of Employment”). Executive shall have the right to review and approve any press release to be issued by the Company in connection with this Agreement.

3.	Position, Duties and Responsibilities.

(a) Generally. Executive shall serve as the Company’s Chief Creative Officer reporting to the Company’s Board of Directors. Executive shall be responsible for the overall creative and strategic direction of the Company. Executive shall have and perform such duties, responsibilities, and authorities as shall be reasonably assigned by the Board of the Company from time to time and as are consistent with the above-mentioned position, which may be modified as the Board of the Company deems necessary in its reasonable discretion. Executive shall devote Executive’s full business time and attention (except for periods of vacation or absence due to illness), and Executive’s best efforts, abilities, experience, and talent to Executive’s position and the businesses of the Company in accordance with all Company policies and as appropriate and necessary.

(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from (i) engaging in reasonable charitable activities and community affairs and (ii) managing Executive’s personal investments and affairs, provided that such activities do not materially interfere with the proper performance of Executive’s duties and responsibilities under this Agreement and not otherwise detrimental to the interests of the Company.

4.	Base Salary.

The Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices (including bi-weekly pay periods) of the Company, of not less than $200,000.00, less applicable withholdings, subject to annual review thereafter at the start of each fiscal year for increase at the discretion of the Compensation Committee of the Board (“Base Salary”). Executive’s first annual review is expected to occur on or about April, 2014.

5.	Annual Incentive Awards.

Subject to the terms and conditions of the plan that shall govern eligibility and participation, Executive shall participate in the Company’s Management Incentive Plan (the “MIP”) each year during the Term of Employment with a target annual incentive award opportunity of no less than 300% of Base Salary or in a successor plan to the MIP that provides the Executive with a substantially equivalent opportunity. Payment of annual incentive awards shall be made at the time provided in the MIP.

6.	Long-Term Stock Incentive Programs.

(a) Options. Subject to the terms and conditions of the Amended and Restated 2005 Stock Incentive Plan governing eligibility and participation, Executive shall be eligible to participate in and to receive stock incentive awards under the Amended and Restated 2005 Stock Incentive Plan and any successor plan. On the Effective Date, subject to the terms and condition of the Amended and Restated 2005 Stock Incentive Plan, Executive, shall receive an initial stock option grant of 750,000 stock options. Such stock options shall vest in equal monthly installments during the Term of Employment. The exercise price of such stock option grant shall be priced based on the closing price of Company common stock on the Effective Date.

(b) Restricted Stock. On the Effective Date, subject to the terms and conditions of the Amended and Restated 2005 Stock Incentive Plan, Executive shall receive a restricted stock grant of 750,000 shares of the Company’s Common Stock, which restrictions will lapse in equal monthly installments during the Term of Employment. Executive shall be entitled to pay any applicable required withholding taxes on the lapse of restrictions on restricted shares by electing to have the Company withhold shares where the restrictions have lapsed.

7.	Employee Benefit Programs; Board of Directors.

(a) During the Term of Employment, the Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company’s employees generally, as such plans or programs may be in effect or modified from time to time, including, without limitation, health, medical, dental, long-term disability, life insurance, 401(k) and employee discounts. The terms of the Company’s official plan documents shall govern the terms of Executive’s eligibility and participation in Company’s benefit plans.

(b) As of the Effective Date, the Company’s Board of Directors shall take all necessary action to appoint Employee as a director of the Company to serve as a member of the Board until the Company’s 2013 annual meeting of stockholders and until Employee’s successor is duly elected and qualified. At each annual meeting of the Company’s stockholders during the Term of Employment, the Company will nominate Executive to serve as a member of the Company’s Board of Directors. Executive’s service as a member of the Company’s Board of Directors will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason and unless the Board of Directors of the Company and Executive otherwise agree, Executive will be deemed to have resigned from the Board of Directors (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment and Executive, at the Board of Directors’ request, will execute any documents necessary to reflect his resignation.

8.	Disability.

(a) During the Term of Employment, and subject to the terms and conditions on eligibility and participation as set forth in the Company’s Long-Term Disability Plan documents, the Executive shall be entitled to disability coverage as described in this Section 8(a). In the event the Executive becomes disabled, as that term is defined under the Company’s Long-Term Disability Plan, the Executive shall be entitled to receive benefits pursuant to the Company’s Long-Term Disability Plan in place of Executive’s Base Salary and any other employee benefits other than for disabled employees in an amount pursuant to the Company’s Long-Term Disability Plan in effect at the commencement date of the disability (“Commencement Date”) for a period beginning on the Commencement Date and ending with the Executive’s attainment of age 65. If (i) the Executive ceases to be disabled (as determined in accordance with the terms of the Long-Term Disability Plan) during the Term of Employment, (ii) Executive’s position or another senior executive position is then vacant and (iii) the Company requests in writing that Executive resume such position, Executive may elect to resume such position by written notice to the Company within ten (10) days after the Company delivers its request. If Executive resumes such position, Executive shall thereafter be entitled to Executive’s Base Salary at the annual rate in effect at the Commencement Date and, for the year Executive resumes Executive’s position, a pro rata annual incentive award and to participate in any other employee benefit programs outlined in Sections 6 and 7 of this Agreement that are then in effect. If Executive ceases to be disabled and does not resume Executive’s position in accordance with the preceding sentence, Executive shall be treated as if Executive voluntarily terminated Executive’s employment pursuant to Section 10(d) as of the date the Executive ceases to be disabled. If the Executive is not offered Executive’s position or another executive position after Executive ceases to be disabled during the Term of Employment, Executive shall be treated as if Executive’s employment was terminated without Cause pursuant to Section 10(c) as of the date the Executive ceases to be disabled.

(b) Subject to the applicable plan documents, during the period the Executive is receiving disability benefits pursuant to Section 8(a) above, Executive shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which Executive was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Sections 6 and 7 above, except that the Executive shall not be entitled to receive any annual salary increases or any new stock incentive awards following the Commencement Date.

9.	Reimbursement of Business and Other Expenses.

The Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all business expenses incurred in connection therewith, subject to documentation in accordance with the Company’s travel and expense reimbursement policy.

10.	Termination of Employment.

(a) Termination Due to Death. In the event the Executive’s employment with the Company is terminated due to Executive’s death, Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

(i) Base Salary through the date of death, which shall be paid in a single lump sum not later than fifteen (15) days following the Executive’s death;

(ii) the right to exercise all outstanding stock options that are vested as of the date of death for a period of one year following death or for the remainder of the exercise period, if less;

(iii) the restrictions shall lapse on all shares of restricted stock awarded where restrictions have not yet lapsed; and

(iv) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(b) Termination by the Company for Cause.

(i) “Cause” shall mean:

(A) Executive’s conviction of, entrance of a plea of guilty or nolo contendere to, a felony unless the Executive’s conduct is so severe or the threat to the Company’s reputation requires the Company to terminate the Executive immediately in its reasonable discretion or business judgment; or

(B) fraudulent conduct by Executive in connection with the business affairs of the Company; or

(C) theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company (other than good faith expense account disputes); or

(D) Executive’s willful misconduct, which has, or would if generally known, materially and adversely affect the goodwill, business, or reputation of the Company; or

(E) Executive’s material breach of this Agreement and/or breach or violation of the Company’s Code of Business Conduct and/or applicable Company policies that is not cured (if capable of being cured) within fifteen (15) days after written notice from Company.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by Executive not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(ii) In the event the Company terminates the Executive’s employment for Cause, Company shall provide Executive with fifteen (15) days prior written notice and Executive shall be entitled to and Executive’s sole remedies under this Agreement shall be:

(A) Base Salary through the date of the termination of Executive’s employment for Cause, which shall be paid in a single lump sum not later than fifteen (15) days following the Executive’s termination of employment; and

(B) other or additional benefits, to the extent then due or earned in accordance with applicable plans or programs of the Company.

(c) Termination Without Cause or Constructive Termination Without Cause. In the event the Executive’s employment with the Company is terminated without Cause (which termination shall be effective as of the date which is sixty (60) days after written notice by Company to the Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined below), the Executive shall be entitled to and Executive’s sole remedies under this Agreement shall be:

(i) Base Salary through the date of termination of the Executive’s employment, which shall be paid in a single lump sum not later than fifteen (15) days following the Executive’s termination of employment;

(ii) an amount equal to the Executive’s annual Base Salary as in effect immediately prior to the date of termination of the Executive’s employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), less applicable withholdings, to be paid ratably over the 12 months immediately following Executive’s termination of employment (the “Severance Period”) in accordance with the Company’s standard payroll cycle, provided, however, that no payment shall be made prior to the sixtieth (60th) day following the Executive’s termination of employment and any payment that otherwise would have been made during such sixty (60) day period shall instead be made in a lump sum on the sixtieth (60th) day following termination. The salary payment under this Section 10(c)(ii) shall be in lieu of any salary continuation arrangements under any other severance program of the Company or any other agreement between the Executive and the Company;

(iii) an amount equal to the incentive award earned by Executive under the MIP for the fiscal year during which the termination date occurs, if any, assuming for purposes of this clause (iii) that Executive was a participant in the MIP for the full fiscal year and with any such payment to be made at the time provided in the MIP;

(iv) (A) all unvested stock options shall vest of as of the date of termination and (B) the right to exercise all outstanding stock options during the 180-day period following termination or for the remainder of the exercise period, if less;

(v) (A) the restrictions on all shares of restricted stock shall lapse as of the date of termination;

(vi) Subject to the Executive’s timely election to continue coverage under the Company’s medical and dental plans in accordance with the COBRA continuation requirements, the Company shall pay the premiums for Executive’s medical and dental coverage during the Severance Period at the same rate as it paid for premiums during the Executive’s active employment; and

(vii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

“Termination Without Cause” shall mean the Executive’s employment is terminated: (i) by the Company for any reason other than Cause (as defined in Section 10 (b)); or (ii) due to death.

“Constructive Termination Without Cause” shall mean a termination of the Executive’s employment at Executive’s initiative as provided in this Section 10(c) following the occurrence, without the Executive’s written consent, of one or more of the following events, including, but not limited to (except as a result of a prior termination):

(A) a material diminution in Executive’s authority, duties or responsibilities;

(B) a material diminution of annual Base Salary;

(C) any other action or inaction that constitutes a material breach by the Company under this Agreement; or

(D) a Change in Control.

The Executive must provide notice to the Company of the existence of the condition described in (A), (B) or (C) above within a period not to exceed 60 days of the initial existence of the condition, upon the notice of which the Company shall be provided 30 days during which it may remedy the condition and not be required to pay any amount pursuant to Section 10(c). In addition, the Executive must terminate employment with the Company within 100 days of the initial existence of the condition. If Executive does not terminate employment with the Company within 100 days of the initial existence of the condition, the Company shall not be required to pay any amount pursuant to Section 10(c).

Notwithstanding anything to the contrary contained in this Section 10(c), under a Constructive Termination Without Cause based on a Change in Control only, under 10(c)(iii) Executive shall only be entitled to a pro-rated portion of the incentive award payable under the MIP, if any, for the portion of the fiscal year up to the date of termination and with any such payment to be made at the time provided in the MIP.

(d) Voluntary Termination. In the event of a termination of employment by the Executive on Executive’s own initiative after delivery of sixty (60) days advance written notice, other than a termination due to death or Constructive Termination Without Cause, the Executive shall have the same entitlements as provided in Section 10(b)(ii) above for a termination for Cause. In the event the Executive becomes disabled, as that term is defined under the Company’s Long Term Disability Plan, the Executive’s termination of employment shall be governed by the terms of Section 8 of this Agreement.

(e) No Mitigation; No Offset. In the event of any termination of employment under this Section 10, the Executive shall not be obligated to seek other employment; amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that Executive may obtain.

(f) Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(g) Exclusivity of Severance Payments. Upon termination of the Executive’s employment during the Term of Employment, Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by Executive of wrongful termination, including, but not limited to, claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 10.

(h) Release of Employment Claims. The Executive agrees, as a condition to receipt of the termination payments and benefits provided for in this Section 10(c), that Executive will execute (and not revoke) a release agreement within the time period required by the Company and applicable law, in a form reasonably satisfactory to the Company and the Executive, releasing any and all claims arising out of the Executive’s employment (other than enforcement of this Agreement).

11.	Confidentiality; Cooperation with Regard to Litigation.

(a) During the Term of Employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone or make use of any Confidential Information, except when required to do so in the normal course of conducting business on behalf of the Company, by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, Executive shall give prompt prior written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order and consents and will not object to the Company’s standing to consent or seek protection relating to any such order.

(b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his or her rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt prior written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by Executive to members of Executive’s immediate family, Executive’s tax, legal or financial advisors, any lender or tax authorities or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information. Similarly, Executive acknowledges that the Company shall have the right to advise potential or actual future employers of Executive of her post-employment obligations under this Agreement.

(c) “Confidential Information” shall mean all information that is not known or available to the public concerning the business of the Company or any Subsidiary relating to any of their products, product development, designs, costing, marketing plans and strategies, expansion plans and strategies, trade secrets, customers, suppliers, finances, and business plans and strategies. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public. Confidential Information shall include information that is, or becomes, known to the public as a result of a breach by the Executive of the provisions of Section 11(a) above.

(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company and any Affiliate of the Company.

(e) At any time during the Term of Employment when requested by the Company, or immediately upon Executive’s cessation of employment with the Company, Executive shall return all Company property to the Company, including, without limitation all Company issued computers, laptops, PDAs, Blackberries or other Company property or Confidential Information.

(f) The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason), by making herself available to testify on behalf of the Company or any Subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary or affiliate of the Company, requesting Executive’s provision of testimony or assistance.

12.	Non-competition.

(a) During the Restriction Period (as defined in Section 12(b) below) and in consideration for any payments pursuant to Section 10, the Executive shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than five percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean the entities listed on Exhibit A annexed hereto. Notwithstanding the foregoing to the contrary, Company may add entities or businesses to Exhibit A which Company in its reasonable business judgment to be a Competitor upon Executive’s prior written consent, which consent shall not be unreasonably withheld. If the Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless such activities were contemplated at the time the Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity (and the contemplation of such activities was known to the Executive).

(b) For the purposes of this Section 12 and Section 13 below, “Restriction Period” shall mean the period beginning with the Effective Date and ending with the first anniversary of Executive’s termination of employment with the Company, whether voluntary or involuntary.

13.	Non-solicitation

(a) Employees. During the Restriction Period, Executive shall not induce and/or solicit employees of the Company or any Subsidiary to terminate their employment. During the portion of the Restriction Period following the termination of the Executive’s employment, the Executive shall not directly or indirectly hire any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

(b) Vendors/Business Partners. Executive promises and agrees that during the Restriction Period, Executive will not influence or attempt to influence vendors, or business partners of the Company or any of its present or future subsidiaries, either directly or indirectly, to divert from the Company their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or the Company.

14.	Remedies.

In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 11, 12 or 13 above or any other obligations of Executive to the Company under this Agreement, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement (b) shall have the right to seek injunctive relief without the necessity for posting a bond and (c) shall have the right to seek attorneys’ fees and costs associated with enforcing its rights under this Agreement. The Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company and that the Company retains its rights to seek all other available relief in addition to the relief set forth in this Section.

15.	Resolution of Disputes.

Any disputes arising under or in connection with this Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, except that disputes raising under or in connection with Sections 11, 12 and 13 shall be submitted to the federal or state courts in the State of New York, New York County. Discovery in any arbitration shall be conducted in accordance with the Federal Rules of Civil Procedure. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

16.	Indemnification.

(a) Company Indemnity. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if Executive has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive s heirs, executors and administrators.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 16(a) above that indemnification of the Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

17.	Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which Executive currently participates.

18.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and permitted assigns, subject to the provisions of Section 10(c) above. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to a subsidiary of the Company or in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 24 below.

19.	Representation.

Each Party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

20.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

21.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

22.	Severability and Modification.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. In the event that a court or other tribunal determines that the restraints in Sections 11, 12 and 13 are in any way overbroad or unenforceable, the Parties acknowledge and agree that the court or tribunal shall have the right to modify or sever the restraints in order to enforce them to the fullest extent permitted by applicable law.

23.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

24.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

25.	Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 15, the Company and the Executive hereby consent to the exclusive jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York and (ii) the Supreme Court of the State of New York, New York County. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

26.	Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or via nationally recognized overnight courier prepaid, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	dELiA*s, Inc.
50 West 23rd St.
New York, New York 10010
Attention: Vice President Human Resources and Vice President and General Counsel

If to the Executive:	Tracy Gardner
823 Walton Avenue
Mamaroneck, NY 10543

With a copy to:	Hudson Financial Group, Inc.
P.O. Box 365
Garrison, New York 10524-0365
Attn: Byron S. Stinson

27.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

28.	Counterparts

This Agreement may be executed in two or more counterparts.

29.	Tax Matters

(a) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidelines promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefore) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provision of Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The Company shall have no liability to Executive if this Agreement or any amounts paid or payable hereunder are subject to Code Section 409A or the additional tax thereunder. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(c) Special Section 409A Rules. This paragraph shall apply to all or any portion of any payment or benefit a payable under the Agreement as a result of termination of Executive’s employment that is not exempted from Code Section 409A (“409A Severance Compensation”).

(i) Separation from Service. If the termination of the Employee’s employment does not qualify as a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h) from the “Company’s Controlled Group”, then any 409A Severance Compensation will not commence until a “separation from service” occurs or, if earlier, the earliest other date as is permitted under Code Section 409A. For this purpose, the “Company’s Controlled Group” means the Company (i) any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company.

(ii) Six-Month Delay for “Specified Employees”. Notwithstanding any provisions to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A (a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall not be made or provided prior to the earlier or (i) the expiration of six (6)-month period measured from the date of Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 30(c) (whether they would have otherwise been payable in a single sum or in installments in absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

dELiA*s, INC.

By:	/s/ Carter S. Evans
Name:	Carter S. Evans
Title:	Chairman

EXECUTIVE

/s/ Tracy Gardner

Name: Tracy Gardner

EXHIBIT A

Aeropostale, Inc.

Hollister

American Eagle Outfitters, Inc.*

Wet Seal, Inc.

Hot Topic, Inc.

The Buckle, Inc.

Forever 21

Garage

Love Culture

Rue 21

Body Central

All subsidiaries, divisions, affiliates and successors of the above-named entities are included provide that they primarily engage in the marketing or sale of specialty apparel, clothing and accessories to girls between the ages of 12 and 18.

*	Notwithstanding anything to the contrary contained in this Agreement, the Restriction Period with respect to American Eagle Outfitters, Inc. only shall be four (4) months.